Exhibit 3.14

LTC PROPERTIES, INC.

CERTIFICATE OF CORRECTION

LTC PROPERTIES, INC., a Maryland corporation (the “Corporation”) hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:  On June 24, 2004, Articles of Amendment of the Corporation (the “Articles of Amendment”) were filed with the Department.  The Corporation is the only party to the Articles of Amendment.

SECOND:  The Articles of Amendment contained a typographical error, error of transcription or other error and the Corporation desires to correct such error by filing this Certificate of Correction.

THIRD:  The error appears in Article FOURTH of the Articles of Amendment which reads:

FOURTH:  Immediately following the amendment contained in these Articles of Amendment, the total number of shares of stock of all classes which the Corporation has authority to issue is Sixty-Five Million (65,000,000), consisting of Forty-Five Million (45,000,000) shares of Common Stock and Fifteen Million (15,000,000) shares of Preferred Stock, and the aggregate par value of all such authorized shares of stock having par value is Six Hundred Fifty Thousand Dollars ($650,000).

FOURTH:  Article FOURTH of the Articles of Amendment, as corrected, reads as follows:

FOURTH:  Immediately following the amendment contained in these Articles of Amendment, the total number of shares of stock of all classes which the Corporation has authority to issue is Sixty Million (60,000,000), consisting of Forty-Five Million (45,000,000) shares of Common Stock and Fifteen Million (15,000,000) shares of Preferred Stock, and the aggregate par value of all such authorized shares of stock having par value is Six Hundred Thousand Dollars ($600,000).

FIFTH:  The undersigned Vice-Chairman of the Board of Directors of the Corporation acknowledges this Certificate of Correction to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Vice-Chairman of the Board of Directors of the Corporation acknowledges that, to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by the Vice Chairman of the Board of Directors of the Corporation and attested to by its Secretary on this 2nd day of August, 2004.

ATTEST:	LTC PROPERTIES, INC.

/s/ Alex Chavez	By:	/s/ Wendy L. Simpson	(SEAL)
Alex Chavez		Wendy L. Simpson
Secretary		Vice Chairman of the Board of Directors